Exhibit 99.1

Event ID: 2379231

Culture: en-US

Event Name: Q2 FY 2010 The Mosaic Company Earnings Conference Call

Event Date: 2010-01-06T16:00:00 UTC

P:	Operator;;
C:	Christine Battist;The Mosaic Company;Director, IR
C:	Jim Prokopanko;The Mosaic Company;President and CEO
C:	Mike Rahm;The Mosaic Company;VP Market Analysis, Strategic Planning
P:	PJ Juvekar;Citigroup;Analyst
P:	Jeff Zekauskas;JPMorgan Chase & Co.;Analyst
C:	Larry Stranghoener;The Mosaic Company;CFO
C:	Joc O’Rourke;The Mosaic Company;SVP Operations
P:	Edlain Rodriguez;Broadpoint Gleason;Analyst
C:	Rick McLellan;The Mosaic Company;SVP – Commercial
P:	Joe Fisher;Goldman Sachs;Analyst
P:	Vincent Andrews;Morgan Stanley;Analyst
P:	Mark Connelly;Sterne, Agee & Leach, Inc.;Analyst
P:	Jacob Bout;CIBC World Markets;Analyst
P:	Fai Lee;RBC Capital Markets;Analyst
P:	Don Carson;UBS;Analyst
P:	Steve Byrne;BAS-ML;Analyst
P:	Michael Piken;Cleveland Research Company;Analyst
P:	Mark Gulley;Soleil Securities;Analyst

+++ presentation

Operator: Good morning, ladies and gentlemen. Welcome to The Mosaic Company’s fiscal 2010 second quarter earnings conference call. At this time, all participants have been placed in a listen-only mode. The floor will be open for questions following today’s presentation. Your host for today’s call is Christine Battist, Director Investor Relations of The Mosaic Company. Please proceed, Christine.

Christine Battist: Thank you, Derrick. Welcome to Mosaic’s fiscal 2010 second quarter earnings conference call. Joining us for the call this morning are Jim Prokopanko, President and Chief Executive Officer; Dr. Mike Rahm, Vice President Market Analysis and Strategic Planning; and other members of the Mosaic Senior Leadership Team. The presentation slides we are using today during the call are available on our website and may enhance our discussion but are not a requirement for the call. If you are unable to download the slides, please contact me after the call and I’ll send them to you.

We will be making forward-looking statements during the conference call. The statements include, but are not limited to, statements about future financial and operating results. They are based upon management’s beliefs and expectations as of today’s date, January 6th, 2010, and are subject to significant risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is included in our press release issued yesterday and in our reports filed with the Securities and Exchange Commission.

This call is the property of Mosaic. Any distribution, transmission, broadcast or rebroadcast in any form without the express written consent of Mosaic is prohibited.

Recently, Mosaic took the important step of issuing its first sustainability report. We followed the rigorous reporting standards of the Global Reporting Initiative and identified new goals going forward.

In December, we reported that we realigned our segments. We combined the Offshore segment with the Phosphates segment to more clearly reflect the Company’s strategic direction. Our website includes recasted segment data for comparative analysis. If you have questions on interpreting and modeling the realigned Phosphates segment, I would be happy to talk with you and provide clarification after this call. Our comments during the call reflect recast information for the Phosphates segment.

Now I’ll turn the call over to Jim.

Jim Prokopanko: Thank you, Christine. Good morning and happy New Year. Following a year of challenging economic events and considerable economic uncertainty, I’m happy to say 2010 is beginning with greater clarity and direction in the markets we serve. We are seeing encouraging signs of a return to confidence and optimism in the farm sector. Farmers are preparing to invest in the coming planting season and take advantage of the strong commodity outlook. Mosaic is uniquely positioned as a leader, a leading supplier of both potash and phosphate products needed by grain, oilseed and livestock producers worldwide. This unique pairing of nutrients will benefit our customers, our shareholders and our employees.

Mosaic’s second quarter results showed improvement over first quarter performance. Market conditions improved for phosphate shipments and DAP prices firmed up. These positive factors were offset by guarded purchasing activity in potash, higher phosphate raw material costs than a quarter ago and a $51 million pre-tax charge for the write-off of certain assets. Since the end of the second quarter, we’ve seen DAP spot pricing march upwards. Although the potash markets remain soft, we expect stronger global nutrient demand for both potash and phosphate once we enter the Northern Hemisphere’s spring planting season. Longer term, we’re confident that the demand in both of our businesses will be strong as farmers continue to invest in increasing yields and meeting the growing demand for grains and oilseeds.

We are delivering on our capital expansion plans to expand potash capacity and increase productivity and, in turn, driving strong cash flow and enhancing shareholder value.

What we have learned time and again is that we are in a cyclical business. And through the business cycles, having two product lines has produced enhanced returns for our shareholders. Mosaic’s balanced portfolio of potash and phosphates is paying dividends. For example, over the past two years our cumulative operating profits in the Phosphates and Potash segments were comparable. Both businesses during this period generated robust results that have contributed to our strong balance sheet of today.

Reinforcing both our confidence in the future and the solid foundation of Mosaic’s balance sheet, our Board of Directors approved a special cash dividend of $1.30 per share in October. This distribution was not only a reflection of our strong cash position, it also underscored our optimistic long-term outlook for our future prospects and cash flows. We generated nearly $175 million in cash flow from operations this quarter, despite weak potash shipments and lower selling prices throughout most of the quarter. We expect to fund over $1 billion of capital spending this year, primarily with operating cash flow, though most of this won’t come until our fourth quarter.

Let me now highlight our business segment results as summarized on slide seven, to be followed by an update on our outlook going into the spring season. Potash markets are now gaining traction with some recent sales and we expect this trend to continue. Despite a soft market in the quarter, potash gross margin was a healthy 43%, up from 37% sequentially. Key factors impacting potash results this quarter compared to a quarter ago were a 30% increase in sales volume, and higher production levels. North American shipments picked up in the last month of the second quarter following higher than expected application rates as a result of favorable weather. Producer potash inventory levels remain relatively high and we continue to operate at lower production levels. However, operating rates can be increased rapidly on the heels of increased demand.

Our Phosphates business segment posted a 15% increase in sales volumes, compared to the first quarter. We saw strong demand from both Asia and the Americas. Operating earnings were down sequentially due to a $51 million write-off of certain assets, partially offset by higher sales volumes. We were beyond the high-end of our guidance range for volumes and within our guidance range for prices under the prior basis of segment reporting. As I mentioned earlier, we’ve seen steady increases in spot pricing of phosphate, some of which we will capture in our third quarter. Mosaic’s margin expansion in the third quarter may be constrained by higher raw material costs and the normal lag between our average realized prices and prevailing market prices.

Now I will share some financial guidance for fiscal 2010, as summarized on slide eight. For the third quarter of fiscal 2010 we estimate an average DAP selling price of $310 to $350 per tonne, and total phosphate sales volume of 2.2 to 2.6 million tonnes. It is important to note that, historically, third quarter shipment levels are the lowest of the year due to seasonal demand patterns.

Until potash market conditions gather greater momentum we are not providing guidance on potash sales volumes or MOP selling prices. However, recent price reports indicate Russian and Belarusian potash producers settled contracts in China at levels less than the average selling prices for the second quarter. We are confirming guidance we previously shared on capital spending, SG&A and the effective tax rate, as noted in the chart.

With this as background, I would like to turn the call over to Dr. Mike Rahm to provide some market outlook. Many of you tell us we have the best understanding of market conditions around the world, and we believe you will find this update valuable. Mike?

Mike Rahm: Thank you, Jim, and good morning. During our last earnings call on October 6th, we indicated that signs of a demand recovery were emerging. Phosphate sales had picked up. And our assessment was that potash demand was on the brink of recovery. A strong rebound was expected due to the improved outlook for the global economy, positive agricultural fundamentals and the need to restock a bare distribution pipeline. We noted that the strength and speed of the recovery depended on a number of largely unpredictable variables such as weather, macroeconomic developments and government policies. Since our last call a number of positive developments have occurred to bolster the likelihood of a strong demand recovery in 2010.

First, agricultural commodity prices have staged another harvest rally. Slide 11 shows that 2010 new crop prices for corn and soybeans have increased about $0.55 and more than $1.35 per bushel, respectively, since our last earnings call. This rally was not confined to corn and soybeans. Sugar prices have jumped more than

14% and palm oil prices have climbed 25%. Our sales teams from around the globe point to this rally as a key factor in turning market sentiment from cautious to confident regarding demand prospects.

A second surprise development was the weather, particularly in North America. An extremely wet and cold October delayed the North American harvest and most crop nutrient producers had written off the fall application season as farmers struggled to get crops out of field. However, ideal weather during November enabled most farmers to complete their harvest and salvage the fall application season. For example, the U.S. soybean harvest was 90% complete by November 8th and decent weather during the remainder of the month gave farmers a longer-than-expected window to apply P&K to harvested soybean ground.

Slide 13 shows that phosphate and potash shipments during November were the largest so far this fertilizer year and nearly equaled or exceeded the three year average for this month. The combination of stronger than expected shipments and lower production due to plant turnarounds has resulted in a sharp drawdown of our phosphate inventories. We held just 420,000 metric tonnes of phosphate products in inventory at the end of December. That is the lowest month-end total in the five-year history of Mosaic.

A third positive development was consistent reports of a recovery in P&K application rates throughout most of North America last fall. Although application rate statistics are not available, anecdotal reports and other statistics point to a recovery in rates to average or even above average levels. For example, in addition to strong November shipments, slide 15 indicates that the cost of crop nutrients measured in terms of number of bushels of corn that a farmer would have to sell in order to pay for crop nutrients has declined to the low end of the recent historical range. Early reports indicate that farmers have applied more normal rates of P&K this fall in response to a favorable grain crop nutrient price ratio.

The fourth and maybe biggest surprise since our last call was China’s purchase of approximately 600,000 tonnes of DAP in November. Phosphate demand in China remains strong, underpinned by higher domestic commodity prices. In addition, DAP has taken market share from other products such as NPK compounds. These base load sales helped to ease concerns about a seasonal slowdown following the completion of large shipments to India last fall.

Finally, buyers in many parts of the world began to position phosphate for next spring. The combination of the above factors quickly changed expectations from prices will soften to prices have bottomed, and that caused many distributors to position product for deferred application. For example, we shipped 15 unit trains from central Florida to customers throughout North America in December, and as of today we’re scheduled to ship a total of 28 unit trains in January and February.

The combination of these developments caused a surge in phosphate prices. Slide 18 shows that the price of DAP fob Tampa vessel bottomed at about $280 per tonne during the first week of November. Since then the spot price has climbed from this low level to about $380 per tonne. The recent price recovery has been impressive but keep in mind that not all of the increase falls to the bottom line due to actual or anticipated increases in raw material costs.

Potash buyers, however, have remained cautious due to expectations of lower prices once the 2010 Chinese contracts were settled. As a result, buyers sourced product on a hand-to-mouth basis or utilized no-price-established contracts to position product for nearby sales. Nonetheless, potash has moved to meet end user demand. For example, in addition to strong North American shipments in November, imports by Brazil last August and September, or prior to their peak application season, were nearly in line with the high levels of 2007 and 2008. Given attractive farm economics, and good demand prospects, one consequence of this hand-to-mouth buying is extremely low inventories throughout the global distribution pipeline.

The developments during the last 90 days have bolstered the outlook for the last half of our fiscal year but the strength of the demand recovery still depends on several unpredictable variables. I will highlight what we view as the most important factors and indicate how we handicap them at this point.

The first factor is agricultural commodity prices. Agricultural commodities continue to trade at relatively high values and generate solid farm returns for most crops around the globe. As we noted during our last call, high prices reflect the fact that global grain and oilseed stocks still are not at secure levels despite back-to-back bin-busting harvests.

Slide 22 shows that a supply shock in 2010 would cause stocks to drop to levels that likely would produce disruptive spikes in many agricultural commodity prices. Futures markets appear to agree with that assessment and are signaling farmers to keep their foot on the accelerator.

Weather obviously is one of the key drivers and markets will try to figure out during the next few months the extent of field losses for the 5% or so of the US corn crop still in the field, as well as the size of the upcoming Southern Hemisphere harvest. In addition, other drivers such as the value of the dollar, the price of oil and the strategies of commodity fund managers will continue to play an equal, if not greater, role in determining agricultural commodity prices.

A second factor to watch is how quickly and how much potash demand responds to the recent decline in prices. We all have read recent industry news about the long-awaited and much-anticipated settlement between China and the Russian and Belarusian potash producers. Our assessment is that this will set a general floor for potash prices, and has provided the marketplace with the price discovery that it has been seeking. The unprecedented drop in shipments last year has resulted in very low channel inventories, and suggests there is large pent-up demand. We believe this event, coupled with attractive commodity prices, will be the catalyst to get product moving again.

A third factor we’re monitoring is government policies, especially in key countries such as China. For example, China recently announced its phosphate export policy for 2010 and this year’s policy is not materially different from last year’s policy. Strong domestic demand combined with high export taxes from February through May are expected to limit phosphate exports from China during the first half of 2010.

A final factor worth watching is the potential for pinch points throughout the North American supply chain later this spring. Our analysis shows that suppliers of the most widely used dry fertilizer products will need to ship near-record tonnage during the first half of 2010 in order to meet even a moderate rebound in demand. I realize that suppliers warn of the potential of logistical bottlenecks every year. But the likelihood of pinch points is elevated this year. Stockouts could occur depending on the strength of the demand recovery, how much product moves during the next 45 days and how quickly and orderly the Spring season opens up in just a few short weeks.

In conclusion, prospects for the phosphate and potash markets look increasingly positive at this point. We project a strong recovery in global demand and shipments this calendar year due to relatively high agricultural commodity prices, positive farm economics and the need to re-stock a bare distribution channel. The phosphate market is expected to remain tight, especially during the first half of 2010. Producer stocks are at extremely low levels today, and reports indicate that many producers have committed production for the next 60 to 90 days. Peak Northern Hemisphere demand is still ahead of us and a strong uptick in Southern Hemisphere buying is expected to follow by mid-year.

The potash market is projected to come into balance during the first half of 2010. We expect that the recent decline in potash prices will unleash large pent-up demand from all corners of the globe. In particular we forecast that global muriate of potash shipments will increase from 47 to 50 million tonnes in 2010 compared to about 32 million tonnes in 2009. As a result, North American producer stocks are projected to continue to trend downward due to the strong rebound in domestic and offshore shipments, and inventories likely will drop to average or even below-average levels by mid-year.

Jim, back to you.

Jim Prokopanko: Thanks, Mike. To wrap up, I’d like to recap a few points. Our confidence in Mosaic’s long-term outlook has not wavered. Farmer economics are strong in the Americas and Asia. Farmers are getting a great return on their investment in crop nutrients, and as the global population continues to increase there is little doubt that food security will rank among the world’s highest priorities. We’re encouraged by recent market trends and the growing sense of confidence amongst our many customers. Demand has picked up in phosphates and we expect potash will soon follow. Once confidence is gained, demand will improve, potash tonnes will move and the market will tighten. Though we can’t predict exactly when this will occur, we are quite certain that farmers will replenish depleted potash levels in the soil.

These trends will result in gradually improving financial performance through the remainder of fiscal 2010. We expect to finish the fiscal year on a strong note in our fourth quarter which will provide significant momentum as we move into fiscal 2011. We are committed to value creation and our strategic plans. Being a producer and marketer of both potash and phosphate gives us a strong and unique advantage. Long-term fundamentals remain intact due to continued demand for food, feed and fuel.

Christine Battist: Derrick, now you can open the line for questions.

+++ q-and-a

Operator: (Operator Instructions) Your first question comes from the line of PJ Juvekar with Citi. Please proceed, sir.

PJ Juvekar: Yes, good morning Jim, Mike. A couple of questions on potash. Can you talk about why hasn’t Canpotex settled yet with China and what is Canpotex looking for?

Jim Prokopanko: I’m surprised that that is our first question, P.J. Quite simply we don’t have a meeting of the minds of what the fundamentals, forward fundamentals are on potash. Canpotex and the Canadian producers have one view that it is a stronger and tightening market than the Chinese see it at. We’re not prepared to meet the kind of price expectations the Chinese have. And we continue to discuss and negotiate a contract. And we feel ever-more confident over the last weeks, given indications of what’s happened in international markets and demand for potash, it continues to remain strong and we think strengthening.

PJ Juvekar: And just as a follow-up, what are your expectations for the Indian contract that comes for renewal in March 2010?

Jim Prokopanko: I think it’s March-April that that contract with the Indians are due. We expect that sometime soon, before March, likely in February or the next few weeks, we’ll get interest from the Indians and they have no production, as you know, and we expect their demand needs will be what they were in the past years, and likely higher. And so we’re optimistic that we’re going to see a good demand pull and that would be going into a strengthening market.

PJ Juvekar: I’m sorry, I was talking about price. And do you think the Indian contract will be similarly priced to the Chinese contract? Thank you.

Jim Prokopanko: We’re not prepared to do business with the Chinese at the current price expectations, and the current history of what’s been negotiated with other suppliers. And so I just don’t see that price being reflective of what’s going to happen in the new year. I would just add one thing to that, P.J. With some reduced demand expectations in China, certainly the ones that are being reflected by the Chinese and communicated by the Chinese and some modestly improved production volumes, China’s demand of the world’s potash market is not what it used to be and I just don’t see that as being influential with world pricing going forward.

Operator: Your next question comes from the line of Jeff Zekauskas with JP Morgan. Please proceed, sir.

Jeff Zekauskas: Hi, good morning. Just to continue on potash for a moment, do you think that an agreement with Canpotex or whether an agreement is or isn’t signed is something that needs to be clarified before other potash suppliers negotiate agreements with China?

Jim Prokopanko: Good morning, Jeff. The simple answer to that, no. I don’t think we need that. The price that’s been established between the Chinese with other producers have set, I think, a bottom. And we are now seeing interest at prices higher than that. And so I don’t see that Canpotex-China contract is going to have much of an impact going forward.

Jeff Zekauskas: Okay. Secondly, in the phosphate area, did you absorb extra costs from the higher levels of water at Esterhazy? And going forward when you talk about higher raw materials is it sulfur that you mean in particular?

Jim Prokopanko: I’m going to let our CFO, Larry Stranghoener, address the question on the cost absorption on the brine and then turn it over to Joc O’Rourke, our Senior Vice President for Operations to touch on the raw material costs.

Larry Stranghoener: Jeff, with respect to the brine inflow, which of course is in the Potash business segment, we spent just over $35 million in the second quarter, which was up marginally versus $28 million in the first quarter. We did have an elevated level of brine inflow during the quarter. This happens from time to time. It is something that we have proved to be able to manage effectively, and we’re doing so again this time. Joc, do you want to take on the raw material question?

Joc O’Rourke: Yes, sure. In terms of raw materials we see, our three probably biggest raw material costs are ammonia, sulfur and natural gas. We’re seeing some mid-term tightness in ammonia. Sulfur is probably the one that has the largest impact in terms of the market is quite tight right now, both the international market and the North American market, and so we do expect to see some increases in that. And then natural gas, particularly right now with the winter conditions here in the US, we’re seeing a forward curve in the NYMEX costs of natural gas are going up. And so we see a broad, reasonable increase in raw material costs.

Jeff Zekauskas: Okay. Thank you very much.

Operator: Your next question comes from the line of Edlain Rodriguez with Broadpoint Gleason. Please proceed.

Edlain Rodriguez: Thank you very much. Good morning, guys, and happy new year. A quick question on DAP prices, the upsurge recently, are there any concerns at all about potential demand destruction if prices rise too fast, especially given what happened last year?

Jim Prokopanko: Edlain, good question. Certainly at today’s phosphate and generally all nutrient prices, and given the foreign bean, wheat prices that we’re seeing and other commodities we see fertilizer being very, very affordable. This is down to some historic lows in terms of the total cost of farmers’ production costs. So we don’t see any demand destruction occurring at the currently priced product pricings. And we think there’s potential certainly for the farmers to absorb higher costs. We’d like them to be as prosperous as possible. But so, simply, no, we don’t see demand destruction occurring. Now if we start seeing some run-ups to the sort of torrid levels of a year-and-a-half ago, that’s another question.

Edlain Rodriguez: Okay. Another follow-up on phosphate. In the past, we assume 2 million, 2.1 million tonnes of phosphate volumes as normal for you guys but now the folding of Offshore into Phosphates, what should we view or what should we regard as a new normal in terms of volumes for that segment.

Jim Prokopanko: Rick McLellan, our commercial manager, can address that.

Rick McLellan: As we look into Q3, because I think that is what you are asking about, the volume with the new segment that we’re planning on shipping, or the ranges that we have, is very close to what, if you look at the recast segments, very close to what we did in Q3 two years ago. So I think that if you look, you’ve got to remember Q3 is going to be the lowest quarter that we have, and so for this quarter coming forward you’ve seen our ranges. And so the expectation is take a look back at the recast numbers, and that will give you a good idea going forward.

Edlain Rodriguez: Okay. Thank you.

Operator: Your next question comes from the line of Robert Koort with Goldman Sachs. Please proceed, sir.

Joe Fisher: Hi, everyone. It is actually Joe Fisher sitting in for Bob. I was just wondering if you could help me reconcile the $370 DAP price with the guidance in the third quarter for $310 to $350.

Jim Prokopanko: Rick?

Rick McLellan: That is always a question when we move into markets that are moving up. We sell into moving markets so that we’ve got a book of business on that reflects moving into it, and we always trail spot pricing. If you look back, this is what has happened in previous quarters that we’ve had, price moves like this, and so it’s very consistent.

Joe Fisher: Okay. Sure. And just following up on that last question on the volume side with phosphate, when you are looking back two years ago, that 2.2 to 2.6 is that comparable to the 1.9 in February of 2008?

Rick McLellan: You have to go back and look at the recast segments rather than the — is that 1.9?

Joe Fisher: I think that’s what I’m looking at.

Christine Battist: The 1.9 was in a year that was seasonally low. That was when demand was falling off.

Rick McLellan: And the number was 2.6.

Joe Fisher: Okay. Okay, great. Thank you.

Operator: Your next question comes from the line of Vincent Andrews with Morgan Stanley. Please proceed, sir.

Vincent Andrews: Thank you. Your expectations for potash picking up, and it sounds like you think prices are going to firm up, or it’s already firming up, how much of that is perception relative to how much of it is your actual order book and how quickly your order book is shaping up?

Jim Prokopanko: On phosphate you’re asking, Vincent?

Vincent Andrews: On potash, I’m sorry.

Jim Prokopanko: On potash.

Vincent Andrews: Just in terms of Canpotex’s desire not to settle with China right now.

Jim Prokopanko: I can’t say much at all about what is in discussions with Canpotex and our various international customers. But it is encouraging. We are seeing other customers show a determination and willingness to commit to product at prices above the recently agreed to China BPC pricing so it’s coming along. Getting the timing down to this month, next month is a little tricky but we’re not seeing a lot of resistance to higher prices.

Vincent Andrews: Okay. And then just as a follow-up to that, for Mike, a lot of the demand recovery is predicated on very attractive farmer economics which are, on one hand, a function of higher corn and soybean prices but on the other hand also a function of lower fertilizer prices. In your view what’s the risk from here that we lose the favorable commodity prices? What could happen over the next couple of months that could derail that part of the story?

Mike Rahm: Thanks, Vincent. Yes, that’s certainly one of the key factors that we’re watching. I think, one, obviously the world has rebuilt stocks to more comfortable levels than a couple of years ago. The Southern Hemisphere harvest is one of the factors that could swing things. But I think just the generally favorable global economic outlook and a bit of improvement maybe in the livestock sectors bode well for demand going forward, as well as the higher energy prices and the demand going into the biofuels refineries around the world. And so, I think what futures markets are telling us are the best bet or best guess at this point and things continue to look very favorable. You look at closing prices yesterday, new crop corn at $4.45, new crop soybeans at $10.23, sugar prices at over $0.27 a pound, palm oil prices at 2,600 plus ringitts per metric tonne. Those are all very high and favorable prices and that certainly is the most important factor as far as farmer economics right now.

Vincent Andrews: Okay. Thank you very much.

Operator: Your next question comes from the line of Mark Connelly with Sterne, Agee. Please proceed, sir.

Mark Connelly: Thank you. Two closely related questions. Jim, you’ve spoken very candidly in the past about the difficulty of having visibility into the DAP pipeline. And I’m curious what your relative confidence is in the visibility of what’s actually going on in that pipeline today? And the second question is, you mentioned reluctance of distributors to carry inventory of potash and I’m curious, are you seeing that starting to shift? Are distributors starting to relax a little bit about inventories yet?

Jim Prokopanko: Yes. Two components to the visibility of the pipeline. We know the producer stocks and through trade associations. That’s pretty clear and, Mike, I think, captured well the low levels that we are — and in the case of Mosaic historically low levels that we have in producer stocks. The pipeline going forward into warehouses and distributions, it is low. There’s no formal reporting of that but we have sales staff and marketing staff that are traveling the country and they see the warehouses, and over the last six weeks or so, eight weeks, we have seen dealers begin to position product. And we’re not to full stocks by any means yet, or the pipeline isn’t fully charged. So we’ve got a ways to go yet. Is it one quarter full, one half full? It’s tough to say. I would say it is less than half full and there is a lot of product that has yet to move between now and planting season and fertilizer season getting started. So we do see a diminished pipeline and we’re not running into plugged warehouses as far as moving product.

You asked the next question on potash. North America dealers have been waiting to see what happens in China. That has been the bellwether deal to happen before dealers and distributors got comfortable with what direction we may head. I think two things have happened. One, a price has been put in, a very low price, on potash and I think the sense now is with strengthened commodity prices there’s a feeling that there’s more upside in the material costs and the fertilizer costs than there is downside. After the holiday break that we just have gone through and people just getting back to work, we’re starting to get calls in and people are prepared to make decisions about their potash pricing. And the potash orders for the spring season. So we expect, and that’s part of the reason why we’re reluctant at this point to give any guidance. We just haven’t had the solid book of orders show up just yet. But this is all, three, four week old news. It will come in the couple of weeks ahead.

Mark Connelly: Very helpful as always, thank you.

Operator: Your next question comes from the line of Jacob Bout with CIBC. Please proceed, sir.

Jacob Bout: Good morning. Thank you for taking my call. A couple of comments or questions here on potash. Maybe you can talk a little bit about what you are seeing as far as Brazilian potash demand.

Jim Prokopanko: Okay, Jacob. Yes, good to talk to you this year. I’m going to have Rick McLellan from our commercial operations address that question.

Rick McLellan: Good question. In Brazil, the best way to look at it is last year coming out of December Brazil had just over 2 million tonnes of inventory in the system, the whole distribution system. The latest numbers that we look at show that being less than 600,000 and probably closer to 400,000 tonnes. And so that is about as empty as anyone in this marketplace has seen it. So, again, it’s not if, it’s when they come back into the market to restock themselves to meet their demand. But this is counter cyclical to North America, so their real demand is going to come in that April-forward period, or their real need.

Jacob Bout: Maybe just a couple of questions on Esterhazy. Maybe you can talk a little bit about your K3 and K4 expansion and just an update there. And at what potash price would you not go ahead with this project?

Jim Prokopanko: Jacob, we’ve not given a lot of direction on individual projects. We have, in the case of the potash expansion plans, we’ve announced broadly what our expansion goals are. We have about 12 individual projects for expansion that will take upwards of ten years to get fully online. We are continuing to pursue all the projects, to the extent that we’ve discussed in the past, and continue to look at that on a regular and very periodic basis of where we may pull back or what we might accelerate. But right now we’ve not made any decisions to pull back on any of the projects we’ve addressed. Your question about pricing, and what impact that’s going to have, these prices are volatile. This business, as I keep saying, is cyclical. And at this point we are not seeing anything on the horizon saying there’s been a fundamental change to the world S&D on potash and we feel that we’ll continue these projects. The numbers that we’ve thrown out in the past have been the new greenfield project is going to cost something in the range of $2,000 a tonne, probably conservatively, and would require a $600 a tonne pricing level into perpetuity to get a return on that investment. And we think brownfields are $1,000 to $1,200 a tonne and that’s going to take something just under $300 a tonne to justify a return on those investments. I hope that gives you some kind of bounds of what we’re thinking and what the economic returns are to either of those kinds of projects.

Jacob Bout: Okay. Thanks for taking my call.

Operator: Your next question comes from the line of Fai Lee with RBC Capital Markets.

Fai Lee: Thanks. Jim, you’ve had some commentary about higher feedstock costs for phosphate, ammonia, sulfur. And I’m just wondering do you see the additional cost push pressure on pricing for DAP, higher prices even above the $370 that you talked about for January because of the rising cost environment?

Jim Prokopanko: Yes, I think that Joc touched on it. We see the greatest pricing pressure in the sulfur markets and that is something that traditionally and historically is passed on in the price of the phosphates, and I expect that will continue. We are advantaged in North America that we’re paying lower costs than the Asian markets are or the Latin American markets for our sulfur, being close to many of the sulfur producers, so we see an advantage there versus global competition. And to the extent that sulfur prices go up, I think that that is going to be pretty close dollar for dollar, transferred to the price of the product that we sell.

Fai Lee: Okay. So the current DAP price does not fully reflect the rising cost pressure then. The last time, we’ve seen this before when we saw higher ammonia and higher sulfur prices, phosphate rock exporters saw that as an opportunity to raise their prices as well, which turned out to be beneficial for Mosaic. Is that something similar that you see happening heading into the Spring this year?

Jim Prokopanko: That’s a potential. We don’t sell rock. We buy a little bit ourselves. And I’d anticipate with a rising phosphate market, those that do produce and sell rock would look for an opportunity to increase the — increase the price on rock as well. An increasing phosphate market, that tide will rise that boat, as well.

Fai Lee: Okay. And on the brine inflow, in terms of the $35 million in Q2, do you expect that to come down a bit going forward or just remain at that level for the next couple of quarters?

Jim Prokopanko: I will ask Joc from our operations group to respond to that.

Joc O’Rourke: We really expect that cost to remain fairly flat over the next few quarters.

Fai Lee: Okay, great, thank you.

Operator: Your next question comes from the line of Don Carson from UBS. Please proceed, sir.

Don Carson: Yes, thank you. Jim, a question going back to potash. I think in the Q, you slipped some guidance in there, you said in Q3 you expect potash prices to be down sequentially. How far is down? The question for Rick specifically on Brazil would be are you seeing price pressure in Brazil because of the Chinese settlement? I think that they would agree with your assessment, Jim, that China is not the biggest buyer anymore, Brazil is a large importer and China is buying on a landed basis and so they are not taking freight risk anymore, both reasons for Brazil to get as good a price as China. So I’m wondering, is the Canpotex refusal to do business at $350 landed in China really an attempt to maintain the nice spot premiums that you are seeing in Brazil and as well as in the US where obviously you sell individually.

Jim Prokopanko: Happy New Year, Don. And I would say on the potash pricing, the refusal to meet the Chinese price expectations is reflective that we see the current market as being stronger than that, that we are able to find customers willing to pay higher prices. And no point in lowering it for the Chinese business, particularly as small as it is potentially this year. So we see the global markets, North American and international, going beyond what the Chinese price is. We’ve made some sales as recently as yesterday in North America at prices higher than that. And we find international customers willing to pay more than what the Chinese negotiated, whatever it is they’ve negotiated with BPC. So we’re going forward looking for higher pricing in potash.

Don Carson: And so is pricing holding in Brazil at that $400 landed level? And can you comment on your new price list in the US? I know that one of your competitors posted about a $430 metric tonne equivalent.

Jim Prokopanko: I’m going to ask Rick to address both that Brazil and North America question.

Rick McLellan: Hi, Don, and happy New Year. What kind of pricing we’re seeing in Brazil? We’re seeing business close. Canpotex has not closed any yet but we’re seeing business close there at that $400 level and so that seems to be a number that’s acceptable. In North America we came out with a program on Monday that’s market competitive, put it in front of our customers on Monday and, as you know, our customers have just come through the holiday season, a relatively robust prepayment season from their customers, and they’re just getting their heads back, trying to understand what’s going on in all of the markets. But we feel that the kind of global price discovery and these prices that fit well for both the dealer and the farmer customer that we’re going to get uptick and, as Jim said, we continue to see customers coming in and buying. We’re still in transition but we expect that that’s going to continue on into January.

Don Carson: And, Rick, can you clarify the comment about how you expect potash prices to be down sequentially in Q3? How far is down?

Rick McLellan: Don, I’ll just answer it in the fact that we look at Q3 as a potash market in transition and that is why we haven’t given price guidance and it would be unfair for me to even provide some right now.

Don Carson: Thank you.

Operator: Your next question comes from the line of Steve Byrne with Bank of America-Merrill Lynch. Please proceed.

Steve Byrne: Your competitors in India and China are certainly paying a lot more for sulfur than you are now. But expecting that sulfur market in the US Gulf to tighten up, can you put a range of your expectations of where your sulfur contract price will be in the first calendar quarter?

Jim Prokopanko: Steve, good morning. And, sorry, I’m not going to be able to cooperate with you on that question. We’re in the midst of negotiation on that. So we’re not about to play a card now while we’re talking to suppliers and just can’t help you out. The market is tightening, we recognize that. We see some international pricing. And the next few weeks will tell.

Steve Byrne: Okay. Well, if the Indians and the Chinese are paying the $130 a tonne or more, do you at least expect to maintain an advantage?

Jim Prokopanko: Oh, yes, absolutely. Being as close as we are to the domestic producers, handling a molten product, being able to be there with long-term demand expectations, we do get a considerable advantage.

Steve Byrne: And when do you expect to work through that high cost sulfur contract that you secured from Canada back in 2008? Are you nearly through that?

Jim Prokopanko: By the end of the third quarter we’ll be done.

Steve Byrne: And then, Mike, can you comment on maybe where and what product you think that the supply chain delivery constraints are most likely to be pinched?

Mike Rahm: Hi, Steve. Yes, we looked at the four main dry products, urea, DAP, MAP and potash and there are a couple of other smaller ones in there. What is interesting, if you look at shipments in July through December of 2009, they were actually less than the previous year. So all of the increase that we’re projecting in demand really needs to be shipped in the first half of 2010. And of those products, the phosphate products have returned to a bit more normal shipments and it’s really the potash and the dry nitrogen products that have the largest shipments ahead of them.

Steve Byrne: And then just one last one, can one of you characterize this roughly 1 million tonnes of additional volume that you are now lumping into the Phosphates segment that presumably you don’t have producer economics on it. What is it and where are you sourcing it?

Rick McLellan: Those tonnes are the international distribution tonnes, and they’re sourced both from ourselves and others. But if you want to think about the margins on those it is around 3% to 5%. 3% to 7% with an average of 5%.

Steve Byrne: Okay. Thank you.

Operator: Your next question comes from the line of Michael Piken with Cleveland Research. Please proceed, sir.

Michael Piken: Good morning. A couple of questions. The first question is with respect to China and their buying in November, do you think that at this point the Chinese market is fairly balanced? Or what are your expectations for net Chinese phosphate in 2010? And then my second question relates to the loss that you guys had in your earnings in affiliates in Fosfertil and when you would expect that to return to profitability. Thanks a lot.

Jim Prokopanko: Mike, yes, good question. China is, as ever, unpredictable and frankly surprised us when they came into the markets for phosphate given a couple of years of export history. We see that as an anomaly. It’s fairly well balanced to exportable balances available in China. There were two things that contributed to that. One is the product mostly went into mostly the northern parts of China. China produces and mines its phosphates in the south and the logistics were advantaged just to send it by ship from other locations to their Tidewater ports in the north. And so that happens time to time. The other piece was with the NPK compound producers in China, they pulled back. High potash values, farmers weren’t prepared to put potash on their fields and they stopped producing and farmers were prepared to buy phosphate in place of NPKs. So you had this unusual set of circumstances contribute to 600,000 tonne imports, and we don’t have that in our grid going forward.

Michael Piken: So just to clarify that then, in terms of, like, if you were looking out for 2010, do you have any sort of estimate for net Chinese DAP/MAP trade.

Jim Prokopanko: Mike, do you want to touch that?

Mike Rahm: Sure. Hi, Michael. Our expectation is that basically the Chinese net exports will be roughly in line with what they were in 2009. However we don’t think there will be a whole lot coming out the first half of the year, due to the fact that domestic demand has been so strong. And more of that is back-end loaded. But with the way demand is shaping up, when we see peak Southern Hemisphere demand come to the market, and the large Asian demand shipping the same period, we think there will be room for those tonnes in the marketplace second half of the year. So for a number, 2.5 million tonnes of DAP/MAP exports plus or minus a couple hundred thousand tonnes is what we would use.

Michael Piken: Thanks. And then the Fosfertil?

Jim Prokopanko: The Fosfertil question, Rick McLellan will address that for you.

Rick McLellan: With Fosfertil, we’re an investor, so it would be wrong for me to give any kind of forward look for them. I’d encourage a discussion with Fosfertil. Although, looking at overall phosphate businesses, like our own, we expect improvement.

Michael Piken: Okay. Thank you.

Operator: Your next question comes from the line of Mark Gulley with Soleil Securities. Please proceed, sir.

Mark Gulley: You talked about potash pricing has come up quite a bit, and I’m going to try to ask the question a little bit differently. Do you see differentials in the various markets against China expanding or contracting on a go-forward basis?

Jim Prokopanko: Mark, I’m not clear. What do you mean, differentials going forward?

Mark Gulley: Let’s assume, for example, that North America is always sold at — I’ll just make it up for now — $100 a tonne differential versus China. On a go-forward basis, given whatever China is going to settle, do you see those differentials in North America, a Brazil, in Southeast Asia, do you see those differentials changing up or down?

Jim Prokopanko: Okay. On that, China has been a very good and continues to be, or has until recently, been a very good customer. In many regards they appreciate the quality of the Canadian product. They are not as predictable as they are in their demand, nor are they buying at the scale they have in the past. That was one reason why China would often get a preferred pricing. They bought large volumes, predictable, evenly distributed over the year. For various reasons they’re not continuing to operate with those attributes, and so I just don’t see that the Chinese are going to be able to justify premium pricing, or discount pricing given their reduced volumes and their unpredictability in terms of their annual or quarterly take. And so it’s a loss of a discount into that market.

Mark Gulley: And then secondly, if I can, on North America, you’ve made some very positive comments about inventory demand interest and all that. How do I square that with the fact that one of your competitors dropped the North American price, at least for the first two months of this calendar year, quite significantly? Can you help me to reconcile those two sets of facts?

Jim Prokopanko: You are talking about potash?

Mark Gulley: Right.

Jim Prokopanko: Well, the producers have a large inventory, very large inventories that are at our production facilities or at warehouses and we’re at a point now, as we experienced with phosphate, we’re going to find the market-clearing price, and we think that the kind of prices we’re quoting now will be that market-clearing price in North America. We recognize that. We’ve taken action on that. And it is still a handsome price for producers given what we’ve seen two and three years ago. Not what it was a year ago. That was an anomaly. And so I think that there’s going to be a period where we clear out the inventories, demand recovers, farmers have to replace their potash levels in their soils, whether it is this year or between this year and next year, and it will be back to a more balanced kind of supply and demand scenario.

Mark Gulley: And if I can, Mike, I was hoping to get the return over variable cost numbers for corn and soy in your presentation, I think that you might have left that out. This is more of an observation than a question. But clearly a lot of the good ROVC we’re going to see this coming year is due to lower fertilizer prices, not so much to higher crop prices. If fertilizer prices do advance the way that seems to be the theme on this call, wouldn’t that have a fairly big impact on farmer profitability for the ’10 crop?

Mike Rahm: Hi Mark. No, I think when you look at the farmer economic, I don’t have the numbers right in front of me but I think that return over variable cost right now for a high yield midwest farm operation for corn is somewhere in that $380-plus range. And in terms of the improvement, certainly compared to a couple of years ago, there’s certainly been an impact with lower commodity prices. But if you take current new crop prices of $4.45, subtract out a normal basis, part of that, a significant part of that improvement is in terms of higher prices compared to the lower values that we’ve seen earlier. Certainly the drop in energy, the drop in some of the chemicals, the glyphosate price, the drop in fertilizer prices, certainly that drop in input costs is a big factor. Seed costs are probably the one exception to that but the whole bundle of crop inputs has improved that.

In terms of where prices go and what kind of increase might be in store, I think we’ve indicated that we don’t see a return to the extraordinarily high levels of two years ago. So certainly there may be some adjustments. We’re seeing phosphate prices increase, a recalibration of some of the potash prices. The number in terms of the cost of fertilizer for this kind of operation is in that $85 to $90 per acre range and it has been in that range for quite a while. And that is down from about $145 a year ago and two years ago. So it has certainly helped. The bottom line is with where commodity prices are and input costs are, we believe farm economics, not only for corn and soybeans but for many crops around the globe are just fine.

Mark Gulley: That’s very helpful. Thank you.

Operator: I’m showing no further questions at this time.

Jim Prokopanko: With that we’ll conclude our question and answer session, and thank you all for you considerable interest. The demand for nutrients to produce more food will inevitably expand. The world is not getting less hungry. With our balanced portfolio and strong competitive position, Mosaic is well situated to create value for our shareholders and customers for years to come. Again, thank you and have a great day.

Operator: Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day.